EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-21349, 333-21351, 333-45315, 333-62196, and 333-115109) on Form S-8 of The Eastern Company of our reports dated March 11, 2009, with respect to the consolidated financial statements and schedule of The Eastern Company and the effectiveness of internal control over reporting of The Eastern Company, included in this Annual Report (Form 10-K) for the year ended January 3, 2009.

/s/ UHY LLP

Hartford, Connecticut

March 11, 2009

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